EXHIBIT 99.1

Alta Mesa Announces Third Quarter 2012 Financial Results and Operational Update

HOUSTON, Nov. 13, 2012 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, LP announced its financial results for the third quarter of 2012 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 3:00 p.m., Eastern time.

Financial and operational highlights of note for the third quarter of 2012 include the following:

  Production averaged 91.3 MMcfe/d (95.8 MMcfe/d before prior period adjustments)
  Production mix moved to 46% oil and liquids, up from 25% in Q3-2011
  EBITDAX totaled $50.4 million
  $150 Million Bond Add-On

EBITDAX

EBITDAX (a non-GAAP financial measure, defined below) for the third quarter of 2012 was $50.4 million, up slightly compared to $50.0 million for the third quarter of 2011, which surpassed the previously adjusted guidance for the third quarter 2012 of $44 to $48 million. The difference in EBITDAX between the two periods was due primarily to improved realized commodity prices, offset by the impact of Hurricane Isaac as well as increased general and administrative costs and lease operating costs related to higher levels of oil and liquids production. EBITDAX for the fourth quarter of 2012 is expected to range between $48 and $52 million.

Production

Production volumes for the third quarter of 2012 totaled 8.4 billion cubic feet of gas equivalent ("Bcfe"), or an average of 91.3 million cubic feet of natural gas equivalent per day ("MMcfe/d"), down compared to 10.9 Bcfe or 118.7 MMcfe/d for the third quarter of 2011. The decrease in production is, in part, a result of the impact of Hurricane Isaac that caused the shut-in of the Company's production in the Biloxi Marshland assets in east Louisiana. Additionally, the decrease is due to the change in the Company's production mix to a larger proportion of higher margin oil and liquids production coming from the Eagle Ford Shale, South Louisiana, Oklahoma and East Texas. The Company's total production mix has moved to 46% oil and liquids for the third quarter of 2012 (37% in 2Q-12), which is up from 25% oil and liquids production for the third quarter of 2011. Note that 88% of the Company's oil and liquids production is crude oil with the balance being extracted from natural gas production. Alta Mesa expects the production mix to continue changing to a level that is over 50% oil and liquids by the end of 2012.

"Production Month" volume for the third quarter of 2012, which does not include prior period adjustments, was 95.8 MMcfe/d, which was within the previously provided production guidance for the third quarter 2012 of 94 to 100 MMcfe/d. Production for the fourth quarter of 2012 is expected to range between 92 and 96 MMcfe/d. (See note below related to "production month" and "accounting month" production).

Revenue & Hedging

Oil and gas revenues for the third quarter of 2012 totaled $86.9 million, up slightly compared to oil and gas revenues of $85.5 million for the third quarter of 2011. The variance between the two periods for oil and gas revenues was due primarily to the progressive shift in the Company's production mix, which has moved to a greater percentage of oil and liquids. Alta Mesa actively manages a portfolio of financial swaps and options with the goal of minimizing its upside price constraints and maximizing its downside price protection. The results of this proactive hedging program are reflected in the net realized gains received in the third quarter of 2012, which were $13.3 million, compared to $6.1 million for the third quarter of 2011. Currently, Alta Mesa has approximately 90% of its forecasted PDP production hedged through 2017 at an average price of over $4.95 for natural gas and $98.05 for oil.

Lease Operating Expense

Total lease operating expense, inclusive of production and ad valorem taxes and workover expenses, for the third quarter of 2012 was $29.3 million compared to $26.4 million for the third quarter of 2011. The increase in lease operating expense between the two periods was primarily due to higher field services, overhead, compression and saltwater disposal expenses related to new oil wells. Additionally, production taxes increased because of the change in the Company's production mix.

Depreciation, Depletion and Amortization Expense

Depreciation, depletion and amortization expense for the third quarter of 2012 was $27.1 million compared to $23.8 million for the third quarter of 2011. On a per Mcfe basis, depreciation, depletion and amortization expense for the third quarter was $3.23 per Mcfe compared to $2.18 per Mcfe for the third quarter of 2011.

General and Administrative Expenses

General and administrative expenses for the third quarter of 2012 were $9.8 million compared to $9.7 million for the third quarter of 2011. The slight increase in general and administrative expenses between the two periods was primarily for legal fees and engineering.

Net Income (Loss)

Alta Mesa had a Net Loss for the third quarter of 2012 of $80.9 million, compared to a Net Income of $39.4 million for the third quarter of 2011. The difference between the two periods is due primarily to two items. The first is that the decrease in natural gas prices resulted in a significant non-cash write-down of several of our oil and gas properties in the third quarter of 2012. Total impairment expense for the quarter was $46.5 million. Of this, $19.9 million was for our Hilltop field in East Texas, which produces dry gas, and is vulnerable to low prices for natural gas. Additionally, the volatility in prices of both oil and natural gas resulted in an unrealized non-cash loss on our derivative contracts, which lost $37.9 million during the third quarter of 2012. However, realized gains from our hedging program were $13.3 million during the same period.

$150 Million Add-on and Borrowing Base Affirmation

Alta Mesa issued $150 million in additional senior notes on October 15, 2012, in a private placement. These notes are substantially identical to the existing $300 million senior notes issued in October of 2010. All net proceeds were utilized to reduce borrowings outstanding under the credit facility. The additional senior notes carry a face interest rate of 9.625%, with a yield to maturity of 9.85%. In connection with the issuance of the additional senior notes, our borrowing base under the credit facility was automatically reduced to $313.7 million. As part of the notes offering, Standard and Poor's and Moody's both re-affirmed the company's B3/B credit ratings on the notes.

Recently, Alta Mesa's lenders completed an affirmation of the Company's borrowing base under its senior secured revolving credit facility. Pursuant to the terms of the reserve-based revolving line of credit facility, the borrowing base remained unchanged at $313.7 million. Currently, the Company has $128 million in borrowings outstanding under the facility. Alta Mesa is in compliance with all of the financial covenants associated with the credit facility and a redetermination of the borrowing base is scheduled for May 1, 2013. The credit facility is available to provide funds for the exploration, development and/or acquisition of oil and gas properties and for working capital and other general corporate purposes. The credit facility is provided by a syndicate of nine banks agented by Wells Fargo Bank, N.A. and co-agented by Union Bank, N.A.

Operational Highlights

South Louisiana:

Field-wide exploitation and efficiency gains in the Weeks Island field continue. Since the end of the second quarter, Alta Mesa has employed two drilling rigs and one completion rig to successfully drill five wells, two of which are waiting to be completed. Twelve additional wells are scheduled to be drilled between now and the end of the first quarter of 2013. As this prolific field is further exploited based on modern drilling and completion techniques and geophysical methods, previously overlooked zones are being added to prove developed and undeveloped reserves. An example of this is the drilling of the Weeks Bay No. 23 well, which was drilled to a depth of approximately 9,000 feet targeting the Miocene "T, U and V" sands. The well encountered the previously unknown "S" sand in a field that was first discovered elsewhere in the field in 1945 by Shell Oil. The well was tested, completed in the "S" sand and is producing at a rate of approximately 650 barrels of oil per day. Net production from Weeks Island has increased by 10% from an average daily production rate in the second quarter of 2012 of 2,200 barrels of oil equivalent ("BOE"), to an average daily production rate in the third quarter of 2012 of 2,400 BOE. Field efficiency was further improved since the end of the second quarter. The combination of recent additions to field compression, pipeline modification and improved saltwater disposal capacity has led to an overall increase in field-wide production along with providing opportunities to bring some wells online that were previously shut-in due to constraints in gas lift and/or saltwater disposal.

As previously reported, the company's oil and gas production in south Louisiana was impacted by Hurricane Isaac during the third quarter. Prior to the storm's landfall, Alta Mesa took proactive actions to protect the safety of its employees, contractors and facilities. As a result, the majority of Alta Mesa's South Louisiana properties were shut-in or run at reduced production levels for a period. No material direct hurricane damage occurred; however, the production facilities in the Biloxi Marshland area sustained damage from storm related flooding. Production from these facilities was shut-in prior to the arrival of the storm and returned to full production in early October after repairs were completed. The amount of delayed production during the third quarter from the storm was approximately 194 MMcfe, or 2.1 MMcfe per day.

Eagle Ford Shale:

Alta Mesa's Eagle Ford Shale assets are located in the liquids-rich window of the play in Karnes County, Texas and operated principally by Murphy Oil. Marathon, BHP and Pioneer also operate wells in which Alta Mesa has an interest. The Company's reserves and daily production have grown steadily over the past 18 months in this area where it has a 3,100 net acre position. Net average daily production from this area for the third quarter was 2,200 BOE, a 10% increase over the second quarter average daily production of 2,000 BOE. Currently, Alta Mesa has working interests in approximately 60 producing wells and overriding royalty interests in three additional wells. Since the end of the second quarter, approximately 20 wells were drilled and/or completed in which Alta Mesa has a working interest. Murphy is currently operating two drilling rigs and completing two wells on our joint acreage.

East Texas Area:

In our Hilltop field, located in Leon and Robertson counties, Alta Mesa derives the largest portion of its natural gas production and holds significant future natural gas potential, in the Deep Bossier and Knowles Lime zones. The Company continues to pursue oil and liquids rich reserves and increase production from formations such as the Woodbine, Eagle Ford and Austin Chalk. Earlier in the year, the Company participated in three horizontal Woodbine/Eagle Ford (Eaglebine) wells operated by EnCana resulting in initial 30 day production ranging from approximately 160 to 225 BOE per day (96% oil). Alta Mesa has a 26% working interest in these wells. Alta Mesa drilled a vertical Woodbine well during the third quarter, performed extensive data gathering and analysis and is currently designing the well's final completion. Several other operators in this area continue to drill and define the Eaglebine play in and around Alta Mesa's acreage. The majority of Alta Mesa's acreage in this area is being held by production. As the play develops, Alta Mesa will have approximately 30% working interest in over 50 potential locations.

Alta Mesa has production in several areas elsewhere in East Texas, principally in San Jacinto, Montgomery and Polk Counties, including the Cold Springs, Urbana and Anne Parsons fields. Our primary effort in these fields during the third quarter focused on recompletions and debottlenecking to further exploit the multiple shallow oil and liquids rich gas opportunities in those fields in a cost effective manner. In the Cold Springs field, additional compression and pipeline work has been finished which was designed to lower gathering system pressures, resulting in a net increase in daily production along with an increase in reserves. In addition to this field-wide efficiency work, two wells were drilled and completed in Cold Springs in the shallow Yegua formation resulting in the discovery of multiple pay zones and new reserve additions, and a liquids rich Wilcox well was also drilled and fracture stimulated. In the Urbana field, a new pipeline has been built which directs the liquids-rich gas to a nearby gas processing plant resulting in an improved net price received for the production in this area.

Oklahoma:

Alta Mesa owns working interests in five large production units (approximately 65,000 gross acres) which are located in Kingfisher County in the Sooner Trend field. Production from this area comes from several formations including the Big Lime, Oswego, Manning, Mississippian Lime, Hunton and Viola. Since the beginning of the year, 12 vertical wells have either been re-activated in, or deepened to, the Mississippian Lime formation. The first horizontal test well is scheduled to spud in the first week of December, targeting the Mississippian Lime formation at a depth of approximately 7,000 feet. The well is designed to have a 5,000 foot horizontal lateral and to be completed with a multi-stage fracture stimulation. This well, in which Alta Mesa has approximately 85% working interest, is the next step in the testing and evaluation process that the Company has been conducting on various formations over the past 12 months. The Company anticipates this will aid in defining an expanded horizontal and vertical drilling program in 2013 that could result in a material impact on both production and reserves.

Conference Call Information

Alta Mesa invites you to listen to its conference call, which will discuss its financial and operational results, at 3:00 p.m., Eastern Standard Time, on Tuesday, November 13, 2012. If you wish to participate in this conference call, dial 877-317-6789 (toll free in US/Canada) or 412-317-6789 (for International calls), five to ten minutes before the scheduled start time and reference Conference ID # 10020970. A webcast of the call and any related materials will be available on Alta Mesa's website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 877-344-7529 (toll free in US/Canada) or 412-317-0088 (International calls), and referencing Conference ID # 10020970.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. Alta Mesa seeks to maintain a portfolio of lower risk properties in plays with known resources where it identifies a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. Alta Mesa maximizes the profitability of its assets by focusing on sound engineering, enhanced geological techniques, including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa's strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words "could", "should", "will", "play", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa's: business strategy; reserves; financial strategy, liquidity and capital required for our development program; realized oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; competition and government regulations; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing our properties; general economic conditions; credit markets; liquidity and access to capital; uncertainty regarding our future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. Alta Mesa cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, Alta Mesa's actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Alta Mesa may issue. Except as otherwise required by applicable law, Alta Mesa disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (dollars in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES
Natural gas	$ 26,758	$ 40,250	$ 78,638	$ 114,362
Oil	57,285	42,213	160,069	113,702
Natural gas liquids	2,877	3,000	10,414	8,900
Other revenues	2,568	600	3,952	1,366
	89,488	86,063	253,073	238,330
Unrealized gain (loss) — oil and natural gas derivative contracts	(37,855)	30,101	(19,944)	25,292
TOTAL REVENUES	51,633	116,164	233,129	263,622
EXPENSES
Lease and plant operating expense	17,719	16,267	50,833	44,639
Production and ad valorem taxes	7,232	5,728	19,315	15,198
Workover expense	4,318	4,413	8,254	8,391
Exploration expense	9,480	3,889	13,543	12,310
Depreciation, depletion, and amortization expense	27,147	23,756	76,161	66,187
Impairment expense	46,472	5,743	50,934	16,498
Accretion expense	458	484	1,339	1,430
General and administrative expense	9,812	9,659	30,195	24,251
TOTAL EXPENSES	122,638	69,939	250,574	188,904
INCOME (LOSS) FROM OPERATIONS	(71,005)	46,225	(17,445)	74,718
OTHER INCOME (EXPENSE)
Interest expense	(9,922)	(6,779)	(29,510)	(23,102)
Interest income	30	21	70	35
Litigation settlement	—	—	1,250	—
Gain on contract settlement	—	—	—	1,285
TOTAL OTHER INCOME (EXPENSE)	(9,892)	(6,758)	(28,190)	(21,782)
INCOME (LOSS) BEFORE STATE INCOME TAXES	(80,897)	39,467	(45,635)	52,936
(PROVISION FOR) STATE INCOME TAXES	—	(75)	—	(150)
NET INCOME (LOSS)	$ (80,897)	$ 39,392	$ (45,635)	$ 52,786

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (dollars in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 6,022	$ 2,630
Accounts receivable, net	38,867	40,807
Other receivables	4,156	2,806
Prepaid expenses and other current assets	7,230	5,394
Derivative financial instruments	16,356	28,582
TOTAL CURRENT ASSETS	72,631	80,219
PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	627,304	572,816
Other property and equipment, net	16,070	16,351
TOTAL PROPERTY AND EQUIPMENT, NET	643,374	589,167
OTHER ASSETS
Investment in Partnership — cost	9,000	9,000
Deferred financing costs, net	11,204	12,802
Derivative financial instruments	16,570	24,244
Advances to operators	5,464	3,625
Deposits and other assets	1,338	1,026
TOTAL OTHER ASSETS	43,576	50,697
TOTAL ASSETS	$ 759,581	$ 720,083
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 98,349	$ 70,295
Current portion, asset retirement obligations	1,122	3,030
Derivative financial instruments	101	1,300
TOTAL CURRENT LIABILITIES	99,572	74,625
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	46,318	43,066
Long-term debt	545,231	487,036
Notes payable to founder	21,818	20,911
Derivative financial instruments	—	57
Other long-term liabilities	2,605	4,716
TOTAL LONG-TERM LIABILITIES	615,972	555,786
TOTAL LIABILITIES	715,544	630,411
COMMITMENTS AND CONTINGENCIES (NOTE 10)
PARTNERS' CAPITAL	44,307	89,672
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$ 759,581	$ 720,083

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands) (unaudited)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ (45,635)	$ 52,786
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	76,161	66,187
Impairment expense	50,934	16,498
Accretion expense	1,339	1,430
Amortization of loan costs	1,716	2,243
Amortization of debt discount	195	195
Dry hole expense	6,010	6,452
Expired leases	—	93
Unrealized (gain) loss on derivatives	18,644	(28,721)
(Gain) on contract settlement	—	(1,285)
Interest converted into debt	907	897
Settlement of asset retirement obligation	(2,003)	(702)
Changes in assets and liabilities:
Accounts receivable	1,940	(4,807)
Other receivables	(1,350)	3,641
Prepaid expenses and other non-current assets	(3,987)	(4,142)
Accounts payable, accrued liabilities, and other long-term liabilities	12,980	4,641
NET CASH PROVIDED BY OPERATING ACTIVITIES	117,851	115,406
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(152,125)	(147,989)
Acquisitions	(20,216)	(66,592)
NET CASH USED IN INVESTING ACTIVITIES	(172,341)	(214,581)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	68,000	100,500
Repayments of long-term debt	(10,000)	—
Additions to deferred financing costs	(118)	(1,589)
NET CASH PROVIDED BY FINANCING ACTIVITIES	57,882	98,911
NET INCREASE (DECREASE) IN CASH	3,392	(264)
CASH AND CASH EQUIVALENTS, beginning of period	2,630	4,836
CASH AND CASH EQUIVALENTS, end of period	$ 6,022	$ 4,572
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$ 20,969	$ 15,734
Cash paid during the period for taxes	$ 230	$ —
Change in asset retirement obligations	$ 1,476	$ 445
Asset retirement obligations assumed, purchased properties	$ 532	$ 2,807
Change in accruals or liabilities for capital expenditures	$ 12,963	$ (13,482)

Prices

Below is a table of average hedged and unhedged prices received by the Company.

Hedged - Average Realized Prices	Q3-2012	Q3-2011
Natural Gas (per Mcf)	$ 5.93	$ 4.94
Oil (per Bbl)	100.79	102.08
Natural Gas Liquids (per Bbl)	36.50	63.43
Combined realized (per Mcfe)	10.35	7.83

Unhedged – Average Prices	Q3-2012	Q3-2011
Natural Gas (per Mcf)	$ 2.94	$ 4.20
Oil (per Bbl)	101.08	101.69
Combined (per Mcfe)	8.76	7.26

GAAP to Non-GAAP Reconciliation

EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas, accretion of asset retirement obligations, tax expense, unrealized gain/loss on oil and natural gas derivative contracts. Alta Mesa presents EBITDAX because it believes EBITDAX is an important supplemental measure of its performance that is frequently used by others in evaluating companies in its industry. EBITDAX is not a measurement of Alta Mesa's financial performance under GAAP, and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa's profitability or liquidity. EBITDAX has significant limitations, including that it does not reflect Alta Mesa's cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to EBITDAX for the periods indicated:

(unaudited - dollars in thousands)

	Three Months Ended
	September 30,
	2012	2011
Net (Loss) Income	$ (80,897)	$ 39,392
Adjustments to net income:
Provision for state income taxes	--	75
Interest expense	9,922	6,779
Unrealized (gain)/loss - oil & gas hedges	37,855	(30,101)
Exploration expense	9,480	3,889
Depreciation, depletion and amortization	27,147	23,756
Impairment expense	46,472	5,743
Accretion expense	458	484
EBITDAX	$ 50,437	$ 50,017

*Production Volumes: Production Month versus Accounting Month

Alta Mesa provides quarterly "production month" volume guidance based on the anticipated forthcoming production and then reports the actual "production month" volumes in its quarterly earnings press release so that the market can note how Alta Mesa performed relative to its stated guidance. The volume amounts reported in the Company's quarterly reports on Form 10-Q filed with the Securities and Exchange Commission show the "accounting month" volumes which incorporate prior period adjustments. These amounts generally differ slightly from the "production month" volumes reported in the press release.

The "accounting month" production volumes for the third quarter of 2012 totaled 8.4 Bcfe, or an average of 91.3 MMcfe/d, and the "production month" production volumes for the third quarter of 2012 totaled 8.8 Bcfe, or an average of 95.8 MMcfe/d.

CONTACT: Lance L. Weaver
         (281) 943-5597
         lweaver@altamesa.net